Exhibit 99.1

For more information, contact:	For ICOP Investor/Media Relations:
Laura E. Owen, COO & President	Elite Financial Communications Group/Elite Media Group
16801 West 116th Street	Dodi Handy, President and CEO
Lenexa, KS 66219 USA	Phone: (407) 585-1080
Phone: (913) 338-5550	ICOP@efcg.net
Fax: (913) 312-0264
Lowen@ICOP.com www.ICOP.com

ICOP DIGITAL REPORTS 2007 FIRST QUARTER RESULTS

Company Generates Strong Positive Cash Flow; Increases Revenues 183%

Remaining Inventory of ICOP Model 20/20® Units Depleted; Backorders Now Being Processed for ICOP Model 20/20-W™

Management to Host Teleconference and Webcast This Afternoon Beginning at 4:15 PM ET

LENEXA, KS – (PR NEWSWIRE) – May 10, 2007 – ICOP Digital, Inc. (Nasdaq:ICOP), an industry-leading company engaged in advancing digital surveillance solutions, today announced its financial results for the first quarter ended March 31, 2007.

Financial highlights for the three months ended March 31, 2007 compared to the three months ended March 31, 2006:

•

The Company generated positive cash flow for the first quarter of 2007 with net cash provided by operations totaling $964,000. This compared to net cash used by operations of $560,000 for the same three month period in 2006.

•

Revenues increased 183%, rising to approximately $2.3 million from $802,000. On a subsequent quarter-over-quarter basis, revenues actually declined 21% from $2.9 million reported for the fourth quarter of 2006. The decrease, however, was due largely to the fact that in early March, the Company sold or had committed its entire current inventory of ICOP Model 20/20 units. Consequently, following a two-week comprehensive training session, ICOP’s national sales team began actively marketing and accepting pre-orders for the new ICOP Model 20/20-W, ICOP’s next generation digital in-car video system. ICOP took delivery of the first shipment of the new units during the first week of May and has begun actively fulfilling the backorders.

•	Gross profit margin improved to 45.2% from 42.9%.

•

Due largely to non-cash stock compensation expense of $235,000 and an increase in R&D expense related to the development of the Company’s planned new product introductions, net loss rose 23.5% to $990,000, or $0.14 loss per basic and diluted share, compared to a net loss of $802,000, or $0.15 loss per basic and diluted share.

As of March 31, 2007, the Company had $6.1 million in cash; $2.5 million in cash restricted to inventory purchases; $1.4 million in accounts receivable; $2.2 million in inventory and total working capital of $11.7 million. Total shareholders’ equity was $12.6 million.

Commenting on the strong results, Dave Owen, Chairman and CEO, stated, “For the first time in ICOP’s history, we have achieved positive cash flow from our business operations, a mission critical milestone that reflects the strength of our business plan and the successful, steady execution of our many ambitious growth strategies.”

Continuing, Owen noted that “Due to the depletion of our current inventory of ICOP Model 20/20® units, which occurred approximately six weeks ahead of our internal forecast, we found ourselves faced with a dilemma. With no units available to be sold, because all units held in inventory were either purchased and being processed for shipment or committed to those customers engaged in systematic fleet-wide deployments pursuant to timed budget allocations, it became necessary to advance our national sales training program by several weeks so that we could provide our field teams with the materials, tools and knowledge necessary for them to begin actively pre-marketing the ICOP Model 20/20-W™.”

“I’m very pleased to confirm that by the end of April, our sales teams succeeded in building a sizable backlog of orders for our new units; and last week, following receipt of our first shipment of the ICOP Model 20/20-W systems from our manufacturing partner, we commenced processing the pre-orders. We remain very enthused by the level of sales activity we are experiencing in law enforcement nationwide, including several large agencies serving U.S. metropolitan cities. Moreover, our international sales efforts continue to gain momentum, with sizable order flow expected to commence in the very near future,” said Owen.”

“We are perhaps most excited about our relationship with Sprint Nextel and our combined efforts to begin co-marketing the ICOP Solution™, industry’s first and only community-centric surveillance and communications solution for enhancing the response, management and outcome of crisis events. With a goal of ‘ICOPing’ communities nationwide, Sprint and ICOP are preparing to embark upon a series of exciting national publicity and marketing initiatives to accelerate awareness and appreciation of ICOP’s innovative solutions. As previously announced, we will be joining Sprint in Washington, D.C. on Sunday, May 13, 2007 at the 12th Annual Law Ride and at the Nasdaq MarketSite in Times Square on Monday, May 14, 2007. With plans to co-host press conferences at both venues to publicly detail our teaming arrangement, we will also be using these opportunities to showcase our new ICOP Model 20/20-W system and officially launch ICOP LIVE™, our new solution for live streaming video and audio to and from patrol cars and to first responder headquarters and other authorized users over the Sprint Mobile® Broadband Network,” concluded Owen.

ICOP will host a teleconference this afternoon, beginning at 4:15 PM Eastern, and invites all interested parties to join management in a discussion regarding the Company’s financial results, corporate progression and other meaningful developments referred to in this press release. The conference call can be accessed via telephone by dialing toll free 1-800-240-7305 or via the web at www.ICOP.com. For those unable to participate at that time, a replay of the web cast will be available for 90 days on www.ICOP.com.

About ICOP Digital, Inc.

ICOP Digital, Inc. protects people, assets and profits, providing a Veil of Protection™ for our nation’s communities with innovative, mission-critical security, surveillance and communication solutions. The Company engineers, manufactures and markets mobile and stationary surveillance products for use in the public and private sectors, and facilitates the delivery of live video to first responders. The ICOP Model 20/20®, ICOP’s flagship product, is the leading digital in-car video recorder system for law enforcement. The ICOP Guardian™ is a stationary IP camera that records high quality video images on a local server, and is capable of activation through several triggers. ICOP LIVE™ delivers live streaming video to and from first responder vehicles and headquarters, empowering first responders with enhanced situational awareness, helping to optimize the outcome of a crisis. (GSA Contractor)

For more information, please view the following video presentations at http://www.icopdigital.com/why_icop.html and www.ICOP.com/veil.html, or visit www.ICOP.com.

FINANCIAL CHARTS TO FOLLOW

ICOP DIGITAL, INC.

Condensed Balance Sheet (Unaudited)

March 31, 2007
Assets
Current Assets
Cash	$6,103,496
Cash, restricted	2,523,681
Accounts receivable, net	1,423,236
Inventory, at cost	2,239,870
Prepaid expenses	156,689
Total current assets	12,446,972
Property and equipment, at cost, net of accumulated depreciation of $432,449	830,026
Other assets:
Equity investment	25,000
Deferred patent costs	77,620
Deposits	18,258
$13,397,876
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$218,693
Accrued liabilities	318,603
Unearned revenue	230,941
Total current liabilities	768,237
Shareholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized, no shares issued and outstanding	—
Common stock, no par value; 50,000,000 shares authorized, 7,234,738 shares issued and outstanding	27,259,615
Accumulated other comprehensive income, net of tax	49,136
Deficit accumulated during development stage	(14,679,112)
Total shareholders’ equity	12,629,639
$13,397,876

ICOP DIGITAL, INC.

Condensed Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2007	2006
Sales, net of returns	$2,272,168	$801,675
Cost of sales	1,246,181	457,866

Gross profit	1,025,987	343,809

Operating expenses:
Selling, general and administrative	1,624,048	923,167
Research and development	458,951	249,887

Total operating expenses	2,082,999	1,173,054

Loss from operations	(1,057,012)	(829,245)
Other income (expenses):
Foreign currency translation	8,331	7,944
Interest income	67,118	25,980
Interest expense	(8,336)	(6,213)

Loss before income taxes	(989,899)	(801,534)
Income tax provision	—	—

Net loss	$(989,899)	$(801,534)

Basic and diluted loss per share	$(0.14)	$(0.15)

Basic and diluted weighted average common shares outstanding	7,232,869	5,485,528

Safe Harbor Statement

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the Securities and Exchange Commission.